ALCAN CORPORATION
Alcancorp Executive Perquisites Program
January 1, 2003

Statement of Program Objectives

Alcan Corporation (Alcancorp) strives to maintain a competitive package of compensation and benefits at all levels of the organization. In keeping with this goal, Alcancorp periodically reviews the compensation and benefits offerings, both in total and by specific component, at various job levels within the organization.

One specific area of review is that of executive perquisites. Over the years, Alcancorp has had a less-structured program of executive perquisites, including such things as company paid vehicles, financial planning and club memberships.

After a review of U.S. business practices, the company has decided to implement a program that provides flexibility and tax-efficiency while remaining competitive in the external marketplace. It is with this in mind that Alcancorp has developed the Alcancorp Executive Perquisites Program.

Although the general provisions of this program are outlined below, specific provisions of the program may be contained in other documents too lengthy to detail in this program overview. Specific questions should be directed to the Manager - Compensation - Alcan Corporation.

Eligibility for the Program

All Alcancorp employees in management positions in job grades 43 and above are eligible for coverage under the Alcancorp Executive Perquisites Program. Levels of coverage will be assessed periodically to ensure competitiveness of the program.

The Program

The overall Alcancorp Executive Perquisites Program is an umbrella approach, comprised of two separate and distinct programs - the "Alcancorp Executive Vehicle Program" and the "Alcancorp Flexible Perquisites Program".

Alcancorp Executive Vehicle Program

The Alcancorp Executive Vehicle Program remains unchanged from that which is currently in place for executives. Most recently, Alcancorp and GE Capital Leasing have jointly administered this program.

ALCAN CORPORATION
Alcancorp Executive Perquisites Program
January 1, 2003

Briefly outlined the program includes the provision to eligible participants of a company-paid leased vehicle, including operating, maintenance, insurance and registration fees.

Participants may select any make and model of vehicle, subject to the provisions of the program and according to the following capital cost schedule:

Jobgrade	Capital Cost

47 & above	$40,000
43 - 46	$37,000

Additionally, participants have the flexibility to select a vehicle with a capital cost in excess of those stated in the above schedule. In such cases, the difference in cost will be amortized over 50 months and such amount will be deducted from the participants' pay.

Questions pertaining to this program should be directed to the Manager - Corporate Human Resource Services.

Alcancorp Flexible Perquisites Program

The Alcancorp Flexible Perquisites Program is a new benefit offering and was effective August 1, 1999. Payments under this program replace, in their entirety, all previous benefits provided under Alcancorp's former less-structured approach that included such things as financial planning, tax preparation and club memberships.

Alcancorp will make payments with each paycheck directly to eligible employees in an amount sufficient to cover the expense of providing a competitive package of perquisites. This payment, which is separate from base pay and is non-pensionable, will be shown as a separate line item on the employee's paycheck.

Since a cash amount is paid directly to the employee, the employee has the flexibility to choose to spend this amount on the more traditional perquisites that Alcancorp's competition provides in the marketplace (i.e. financial planning or club membership), or the employee may elect to spend this amount on anything else he or she chooses. The decision is completely up to the employee.

Designed as such, the amount paid is immediately taxable to the employee.

ALCAN CORPORATION
Alcancorp Executive Perquisites Program
January 1, 2003

Payments will be made with each paycheck and will be in accordance with the following schedule:

Jobgrade	Annual Payment

47 & above	$11,500
43 - 46	$ 7,000

Partial-year payments will be correspondingly less.

Program Administration

The Alcancorp Compensation and Benefits group administers the Alcancorp Executive Perquisites Program.

Further, it is recognized that exceptional situations may arise relative to the administration of the program. Any such cases will be reviewed by the Vice President - Human Resources, Rolled Products Americas & Asia and approved by the President, Rolled Products Americas & Asia.

Alcan Corporation reserves the right to modify or terminate this program at any time without notice.